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                                                                    Exhibit 23.6


        [ON STEFFEN, ROBERTSON AND KIRSTEN (AUSTRALASIA) LTD LETTERHEAD]


29 May 2007

SRK033


The Directors
Sterlite Industries (India) Limited
Vedanta
75 Nehru Road,
Vile Parle (East)
Mumbai
Maharashtra 400 099
INDIA


Dear Sirs,

This is a letter to confirm that Steffen, Robertson and Kirsten (Australasia) Ltd, trading as SRK Consulting and hereinafter referred to as SRK, a mining consulting firm based in Perth, Australia, has recently reviewed the ore reserve estimates prepared by the engineers and geologists of Bharat Aluminium Company, hereinafter referred to as BALCO.

SRK visited BALCO's Mainpat and Bodai-Daldali mines in August 2006 to audit the 2006 resource and reserve statement and to verify that the results were being stated according to the guidelines of the 2004 version of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves published by the Joint Ore Reserves Committee (JORC Code). SRK has not independently verified or re-calculated the base information supporting the Mineral Resource estimates as derived from borehole and assay data. SRK has, however, reviewed the data collection, assaying and handling procedures deemed appropriate in order to place an appropriate level of confidence on such information.

SRK is of the opinion that the Mineral Resource and Ore Reserve statements contained in the Registration Statement are reported in accordance with the terms and definitions of the JORC Code. SRK is also of the opinion that should the Ore Reserve statement be reported in accordance with the terms defined by the SEC guideline Industry Guide 7, that the Ore Reserve statement would be identical.

SRK hereby consents to the use of our confirmation of the ore reserve estimates as of 31st March 2006 in relation to the properties listed below, in this Registration Statement of Sterlite Industries (India) Limited on Form F-1. Further SRK consents to being named as "Experts" in the Registration Statement and to being referred to in the section "Basis of Presentation of Reserves". SRK also consents to having this letter filed as an exhibit to the Registration Statement.

SRK has reviewed the Registration Statement and does not have any reason to believe that there are any misrepresentations in the information derived from SRK's review reports or that the written disclosure of Sterlite Industries (India) Limited contains any misrepresentations of the information contained in SRK's review reports.


FOR AND ON BEHALF OF STEFFEN, ROBERTSON AND KIRSTEN (AUSTRALASIA) LTD


/s/  Sjoerd R Duim

Sjoerd R Duim
Principal Consultant (Open Pit Mining)
MAusIMM, MSC (Eng)